Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated November 10, 2009 relating to the consolidated financial statements and financial statement schedule of CHS Inc. and subsidiaries, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 9, 2009